Exhibit 99.1

Executive Compensation Summary Table

     The following table sets forth information concerning total compensation earned or paid to our Chief Executive Officer and our four other most highly compensated executive officers who served in such capacities as of January 1, 2005 (the “named executive officers”) for services rendered to us during each of the last three fiscal years.

	Annual Compensation				Long-Term Compensation Awards

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payout	All Other Compensation ($)(4)

Kent B. Foster, Chairman	2004	$1,264,917	$1,579,881	—	—	388,290	$3,474,240	$31,623
of the Board and Chief	2003	1,176,816	1,192,115	—	—	760,770	—	29,420
Executive Officer (5)	2002	1,137,760	1,720,293	—	—	502,020	—	28,444

Gregory M.E. Spierkel,	2004	501,868	925,237	$337,327	—	199,959	1,244,723	835,443
President (6)	2003	418,605	393,991	—	—	220,650	—	806,347
	2002	404,712	316,202	—	—	145,620	—	1,485,924

Kevin M. Murai,	2004	505,932	509,774	$47,939	—	227,959	1,244,723	94,535
President (7)	2003	434,134	229,982	50,648	—	220,650	—	540,806
	2002	419,711	516,434	53,551	—	145,620	—	1,195,759

Thomas A. Madden,	2004	517,466	420,105	—	—	112,650	1,007,790	18,834
Executive Vice President	2003	481,423	316,993	—	—	220,650	—	14,323
and Chief Financial	2002	465,447	457,441	—	—	145,620	—	45,571
Officer (8)

Henri T. Koppen,	2004	433,306	430,077	—	—	112,650	1,007,790	548,645
Executive Vice President	2003	403,126	0	—	—	220,650	—	730,640
and President, Ingram	2002	385,808	209,221	—	—	145,620	—	1,059,172
Micro Europe (9)

(1)	The salary information is as of the last payroll period ending immediately prior to the end of each of our fiscal years. Includes amounts deferred under qualified and nonqualified defined contribution compensation plans and pretax insurance premium amounts. For fiscal 2004 there were 27 pay periods.

(2)	Annual bonuses generally were paid in March or April of the following year.

(3)	Represents tax gross-up amounts in respect of Mr. Spierkel’s relocation bonus and Mr. Murai’s forgiven home loans, respectively.

(4)	“All other compensation” for fiscal year 2004 was as follows:

Mr. Foster (employer 401(k) and supplemental plan contributions, $31,623).

Mr. Spierkel (executive long-term disability insurance, $1,520; employer 401(k) and supplemental plan contributions, $9,249 and expatriate compensation, including relocation expenses for Mr. Spierkel’s relocation to the US, $824,674).

Mr. Murai (executive long-term disability insurance, $1,522; employer 401(k) and supplemental plan contributions, $25,297; and forgiven company loan for home, $67,716).

Mr. Madden (executive long-term disability insurance, $2,322; employer 401(k) and supplemental plan contributions, $12,937 and miscellaneous cash and non-cash award of $3,575).

Mr. Koppen (executive long-term disability insurance, $2,143; employer 401(k) and supplemental plan contributions, $7,688 and expatriate compensatory items, $547,334).

Note: Information regarding group life, health, hospitalization, medical were not included as the plans offered do not discriminate in scope, terms or operations, in favor of executive officers of the company and are available generally to all salaried associates.

(5)	Mr. Foster joined our company as Chief Executive Officer and President on March 6, 2000. Effective May 17, 2000, Mr. Foster was appointed as Chairman and Chief Executive Officer.

(6)	Mr. Spierkel served as our Executive Vice President and President, Ingram Micro Europe from May 31, 1999 until his election as President of our company effective March 23, 2004. Mr. Spierkel was promoted to Chief Executive Officer of our company effective June 1, 2005. In such capacity, Mr. Spierkel’s compensation package includes an annual base salary of $700,000, with a target bonus of 90% of his annual base salary, participation in the Ingram Micro Executive Incentive Plan, and other benefits generally available to other associates of our company.

(7)	Mr. Murai served as our Senior Vice President and President, Ingram Micro Canada during fiscal year 2000, until his promotion to Executive Vice President and President, Ingram Micro U.S. effective January 24, 2000. Mr. Murai became Executive Vice President and President, Ingram Micro North America, effective January 2, 2002. Mr. Murai was elected as President of our company effective March 23, 2004. Mr. Murai was promoted to President and Chief Operating Officer of our company effective June 1, 2005. In such capacity, Mr. Murai’s compensation package includes an annual base salary of $600,000, with a target bonus of 85% of his annual base salary, participation in the Ingram Micro Executive Incentive Plan, and other benefits generally available to other associates of our company.

(8)	Mr. Madden joined our company on July 23, 2001 as Executive Vice President and Chief Financial Officer. As previously disclosed by our company in its press release on October 13, 2004 and on a Form 8-K dated the same, Mr. Madden, executive vice president and chief financial officer, has accepted a teaching position at the University of California, Irvine's Graduate School of Management. Mr. Madden has taken early retirement from the Company as of April 1, 2005. In connection with Mr. Madden’s retirement, the Human Resources Committee of the Board of Directors extended the exercise period of 205,224 options previously granted to Mr. Madden and which are vested and outstanding as of April 1, 2005 from 60 days (for non-qualified options) and 90 days (for incentive stock options) to a six-month period, ending September 30, 2005.

(9)	Mr. Koppen served as Senior Vice President and President, Ingram Micro Asia Pacific effective March 1, 2000. Effective February 1, 2002, he was promoted to Executive Vice President and President, Ingram Micro Asia Pacific until his appointment as Executive Vice President and President, Ingram Micro Europe effective March 23, 2004.

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